SECURITIES AND EXCHANGE COMMISSION

                            Washington, DC  20549




                                   FORM 8-K


                                CURRENT REPORT




    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): January 24, 1994






                          NEW YORK TELEPHONE COMPANY





 A New York          Commission File          I.R.S. Employer Identification
 Corporation         Number 1-3435            No. 13-5275510




            1095 Avenue of the Americas, New York, New York  10036

                       Telephone number (212) 395-2121









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Form 8-K                                          New York Telephone Company
January 24, 1994


Item 5.  Other Events

         New York Telephone Company (the "Company") had a net loss of
         $7.7 million in 1993, compared with net income of $856.4 million for 1992. The 1993 results include after-tax charges of $806.0 million. $497 million of these charges were for business restructuring, primarily related to efforts to redesign operations to improve efficiency and customer service, including consolidation of work locations and lease terminations, retraining employees, relocation expenses, system re-engineering, and other incremental costs associated with work force reductions. The Company expects to reduce its work force by approximately 9,000 employees by the end of 1996. In addition, approximately $152 million of after-tax restructure costs were allocated to the Company from a wholly owned subsidiary of the Company and New England Telephone and Telegraph Company, Telesector Resources Group, Inc., primarily related to its restructuring. Included in the after-tax charges is $89 million for the Company's adoption of Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits", effective January 1, 1993, and a $49 million reversal of deferred pension costs ordered by the New York State Public Service Commission.

         Operating revenues were $7,847.0 million for 1993, up 1.3 percent from $7,746.4 million for 1992. Operating expenses in 1993 were $7,504.6 million. Excluding the effect of business restructuring and other charges, operating expenses for 1993 were $6,265.7 million, an increase of .1 percent from $6,258.7 million in 1992.

         There were 10,223,779 access lines in service at December 31, 1993, an increase of 2.5 percent over the same period last year. The ratio of earnings to fixed charges, which reflects the effect of the restructuring charges, was 1.04 for the year ended December 31, 1993.







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                                    - 3 -


Form 8-K                                          New York Telephone Company
January 24, 1994


                                  SIGNATURES



    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                    New York Telephone Company



                                    By           Mel Meskin
                                                 Mel Meskin
                                           Vice President-Finance
                                               and Treasurer












February 10, 1994